EXHIBIT 99.1

[LOGO OF CARDIMA]

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Lippert/Heilshorn & Associates, Inc.	Investor Relations Group
Barry D. Michaels	Bruce Voss (bvoss@lhai.com)	Janet Vasquez
Chief Financial Officer	Jody Cain (jcain@lhai.com)	Dian Griesel, Ph.D.
(510) 354-0300	(310) 691-7100	(212) 825-3210
www.cardima.com	www.lhai.com

DRAFT RELEASE

CARDIMA COMPLETES FOLLOW-ON PRIVATE PLACEMENT RESULTING

IN ADDITIONAL GROSS PROCEEDS OF $1.4 MILLION

FREMONT, CA… August 25, 2003 – Cardima®, Inc. (NasdaqSC: CRDM) has completed a follow-on private placement resulting in additional gross proceeds of $1.4 million, in addition to the $6.0 million in gross proceeds from the private placement closings announced on August 14, 2003. Net proceeds to the Company from those closing and the additional financing announced today were approximately $6.8 million.

Collectively, the closings announced on August 14 and today resulted in the sale to certain accredited investors of 10,282,622 shares of Common Stock at a price of $0.5296 per share, 2,421,980 shares of Common Stock at a price of $0.5664 per share, and 977,176 shares of Common Stock at a price of $0.6064 per share. The closings also included the issuance of warrants to purchase up to an aggregate of 3,084,780 additional shares of Common Stock at an exercise price of $0.7282 per share, 726,590 shares at an exercise price of $0.7788 per share, and 293,152 shares at an exercise price of $0.8338 per share. Placement agents will also receive warrants to purchase approximately 762,000 shares of Common Stock in connection with the closings announced on August 14 and today.

“We are very pleased with this additional support from the investment community,” said Gabe Vegh, CEO of Cardima, in commenting on the additional $1.4 million in gross proceeds announced today.

The Company has agreed to register for resale the Common Stock issued in this private placement, including all shares of Common Stock underlying the warrants.

The offering was made only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder. The securities offered have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United

States (or to a U.S. person) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix linear ablation microcatheter systems for the minimally invasive treatment of atrial fibrillation (AF). The REVELATIONÆ Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix systems have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which is expected to be used by cardiac surgeons for the treatment of AF, to ablate cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, whether the Company’s pre-market approval (PMA) application for the REVELATION® Tx or any other product will be approved by the FDA, the possibility of business disruption or unanticipated expenses due to the Company’s recent staffing reduction and financing efforts, and whether the Company will be able to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for its products from the marketplace, secure distribution partners or successfully market, sell and distribute its products to end users in the event FDA approval is obtained. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and the Company’s Quarterly Report on Form 10-Q, as amended on Form 10-Q/A, for the quarter ended June 30, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

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